UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 10, 2007

Belvedere SoCal

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2007, Belvedere SoCal (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Belvedere Capital Fund II L.P. (the “Fund”) pursuant to which the Company sold to the Fund 800,000 shares of the Company’s newly designated Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) for $25.00 per share, or an aggregate of $20,000,000. The Preferred Stock will not be registered under the Securities Act of 1933, and the Agreement provides no registration rights to the Fund. The terms of the Preferred Stock were set forth in a Certificate of Determination filed with the California Secretary of State on December 10, 2007. Pursuant to the Certificate of Determination the Preferred Stock (a) ranks senior to the Company’s common stock in both liquidation rights and dividend rights, (b) is entitled to receive a non-cumulative dividend payable in cash or stock, at the option of the Company, equal to an annual rate of 15% of the original purchase price per share, payable quarterly, when, as and if declared by the Company’s board of directors, (c) carries no voting rights other than in respect of any special or annual meeting called for the purpose of amending, altering or repealing any provision of the Company’s Articles of Incorporation or the Certificate of Determination that would impair the rights of the Preferred Stock, (d) prohibits the payment of dividends on the Company’s common stock in any quarterly dividend period if during such period full accrued dividends shall not have been paid or declared and set apart for payment on the Preferred Stock, and (e) is redeemable by the Company at any time, to the extent such redemption is approved by the Federal Reserve Bank of San Francisco, for cash at $25.00 per share plus any unpaid dividends. Under the terms of the Purchase Agreement, a fee of $400,000 was paid to the Fund on the closing of the purchase of the Preferred Stock.

Section 3 - Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03(b)	Material Modification to Rights of Security Holders.

The information provided under Item 1.01 is incorporated into this response to Items 3.02 and 3.03(b).

On December 10, 2007, the Company completed the sale of the 800,000 shares of the Preferred Stock for $25.00 per share to the Fund in accordance with the terms of the Purchase Agreement. The sale was made through a private placement that was exempt from registration under the Securities Act of 1933 pursuant to section 4(2) and Rule 506 of Regulation D of that Act. No underwriters participated in the private placement, however, a $400,000 fee was paid by the Company to the Fund as part of the transaction.

Proceeds from the sale of the Preferred Stock were used to repay in full a bridge financing that had been utilized to fund, in part, the Company’s acquisition of Professional Business Bank on November 23, 2007.

The effects of the issuance of the Preferred Stock on the Company’s currently outstanding common stock are discussed in the response to Item 1.01. A copy of the Certificate of Determination is attached to this 8-K as exhibit 3.1. The discussion of the terms of the Preferred Stock is qualified in its entirety by reference to the full text of the Certificate of Determination filed as exhibit 3.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Determination for Series A Non-Cumulative Perpetual Preferred Stock

10.1	Stock Purchase Agreement dated December 10, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2007

Belvedere SoCal

By:	/s/ Alison Davis
Alison Davis Chief Executive Officer (Principal Executive Officer)

Exhibit Index:

3.1	Certificate of Determination for Series A Non-Cumulative Perpetual Preferred Stock

10.1	Stock Purchase Agreement dated December 10, 2007